Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2010 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a filing for relief under Chapter 11 of the United States Bankruptcy Code and substantial doubt as to the ability of Incentra Solutions, Inc. and subsidiaries to continue as a going concern), on the consolidated financial statements of Incentra Solutions, Inc., which appears on page F-1 of Exhibit 99.1 in the Amendment No. 1 to Form 8-K/A of Datalink Corporation dated December 17, 2009 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/GHP Horwath, P.C.

Denver, Colorado

May 17, 2010